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                                                                    EXHIBIT 23.3

                         INDEPENDENT AUDITORS' CONSENT

The Board of Directors
Grand Casinos, Inc.:

We consent to incorporation by reference in the registration statements (Nos. 33-97364, 33-82936, and 33-54188) on Form S-8 of Grand Casinos, Inc. of our report dated February 8, 1995, except as to the second paragraph of Note 15 as to which the date is March 9, 1995, relating to the consolidated statements of earnings, shareholders' equity, and cash flows of Grand Casinos, Inc. and subsidiaries for the fiscal year ended January 1, 1995, which report appears in the December 29, 1996, annual report on Form 10-K of Grand Casinos, Inc.

                                          KPMG Peat Marwick LLP

Minneapolis, Minnesota
March 28, 1997